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                                                                 EXHIBIT (a)(10)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated July 27,
 1999 and the related Letter of Transmittal, and any amendments or supplements thereto, which are being mailed to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager"), or one or
more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                              GARTNER GROUP, INC.

                    UP TO 15,700,000 SHARES OF COMMON STOCK,
                                 CONSISTING OF
         UP TO 9,600,000 SHARES OF CLASS A COMMON STOCK AND UP TO 6,100,000 SHARES OF CLASS B COMMON STOCK, EACH AT A
                PURCHASE PRICE NOT MORE THAN $24.00 NOR LESS
                         THAN $21.00 PER SHARE IN CASH

     Gartner Group, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender up to 15,700,000 shares of Common Stock, par value $0.0005 per share, consisting of up to 9,600,000 shares of Common Stock, Class A ("Class A Common Stock") and up to 6,100,000 shares of Common Stock, Class B ("Class B Common Stock"; together with the Class A Common Stock, the "Shares"), to the Company at prices not more than $24.00 nor less than $21.00 per share, net to the seller in cash, without interest thereon, as specified by stockholders tendering Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 27, 1999 and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 24, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SUCH STOCKHOLDER'S SHARES AND, IF SO, HOW MANY SHARES OF EACH CLASS TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Company will, upon the terms and subject to the conditions of the Offer, determine the single price per share of Class A Common Stock and the single price per share of Class B Common Stock, neither more than $24.00 nor less than $21.00 per share, net to the seller in cash, without interest thereon (the "Class A
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Purchase Price" or "Class B Purchase Price," respectively), that it will pay for
Shares properly tendered pursuant to the Offer, taking into account the number of shares of each class so tendered and the prices specified by tendering stockholders. The Company will separately determine the lowest purchase price for Class A Common Stock that will allow it to buy 9,600,000 shares of Class A Common Stock and the lowest price for Class B Common Stock that will allow it to buy 6,100,000 shares of Class B Common Stock (or in each case such lesser number of shares of such class as are properly tendered); provided, that the Class A Common Stock and Class B Common Stock shall only be repurchased in the same proportion as the ratio of the numbers of shares of Class A Common Stock and Class B Common Stock outstanding as of July 26, 1999. At such date, 63,992,550 shares of Class A Common Stock were outstanding, representing 61.1% of the outstanding Common Stock, and 40,689,648 shares of Class B Common Stock were outstanding, representing 38.9% of the outstanding Common Stock. If stockholders do not properly tender shares in these proportions, then the Company will only purchase the largest number of properly tendered shares of each class that will enable it to maintain these proportions, and the Purchase Price for each class will be determined upon the basis of the number of shares of each class so purchased. The Class A Purchase Price and Class B Purchase Price need not be identical.

     Subject to the foregoing, all Shares properly tendered prior to the Expiration Date (as defined below) at prices at or below the respective class Purchase Price and not properly withdrawn will be purchased at the respective class Purchase Price, upon the terms and subject to the conditions of the Offer, including the proportionality and proration provisions. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. All Shares acquired in the Offer will be acquired at the respective class Purchase Price. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, August 24, 1999, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 15,700,000 shares of Common Stock pursuant to the Offer.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered at or below the respective class Purchase Price and not properly withdrawn (subject to the proportionality and proration provisions of the Offer) only when, as and if the Company gives oral or written notice to EquiServe L.P. (the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     Upon the terms and subject to the conditions of the Offer, if more than 9,600,000 shares of Class A Common Stock or more than 6,100,000 shares of Class B Common Stock (or such greater number of shares of either such class as the Company may elect to purchase) have been properly tendered at prices at or below the respective class Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered shares of each such class on the following basis: (a) first, the Company will purchase all shares of such class properly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who: (1) tenders all shares of such class owned beneficially or of record by such Odd Lot Holder at a price at or below the respective class Purchase Price (partial tenders will not qualify for this preference); and (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and (b) second, after the purchase of all of the foregoing shares, the Company will purchase all other shares of such class properly tendered at prices at or below the respective class Purchase Price and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares of either such class).

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 of the Offer to Purchase shall have
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occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Tenders of Shares pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Tuesday, September 21, 1999. For such withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the class of Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase is being made pursuant to an agreement between the Company and IMS Health Incorporated entered into on June 17, 1999 and providing for the disposition by IMS Health of a significant portion of its equity interest in the Company.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION WITH RESPECT TO THE OFFER IS MADE.

     Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Dealer Manager or the Information Agent as set forth below, and copies will be furnished promptly at the Company's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.
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                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           445 PARK AVENUE, 5TH FLOOR
                            NEW YORK, NEW YORK 10022

           BANKS AND BROKERAGE FIRMS CALL: (800) 662-5200 (TOLL FREE)
              STOCKHOLDERS PLEASE CALL: (800) 566-9061 (TOLL FREE)
                      THE DEALER MANAGER FOR THE OFFER IS:
                       [CREDIT SUISSE FIRST BOSTON LOGO]
                             ELEVEN MADISON AVENUE
                         NEW YORK, NEW YORK 10010-3629
                           (800) 881-8320 (TOLL FREE)

July 27, 1999